Exhibit 99.1

Century Aluminum of West Virginia and Steelworkers Reach Tentative Agreement on Restructured Proposal

MONTEREY, CA -- (MARKET WIRE) -- August 01, 2006 -- Century Aluminum of West Virginia, a wholly owned subsidiary of Century Aluminum Company (NASDAQ: CENX) and the United Steelworkers jointly announced today that they have reached a tentative agreement on a restructured last, best and final offer. As a result, the union has cancelled the 72-hour notice to strike and will extend the current labor contract to permit a ratification vote on the tentative agreement. The ratification vote is scheduled for Friday, August 4, 2006.

Century Aluminum Company, the parent of Century Aluminum of West Virginia, owns primary aluminum capacity in the United States and Iceland, as well as an ownership stake in alumina and bauxite assets in the United States and Jamaica. Century's corporate offices are located in Monterey, California.

This press release may contain "forward-looking statements" within the meaning of U.S. federal securities laws. The company has based its forward-looking statements on current expectations and projections about the future; however, these statements are subject to risks, uncertainties and assumptions, any of which could cause the company's actual results to differ materially from those expressed in its forward-looking statements. More information about these risks, uncertainties and assumptions can be found in the risk factors and forward-looking statements cautionary language contained in the company's Annual Report on Form 10-K and in other filings made with the Securities and Exchange Commission. The company does not undertake, and specifically disclaims, any obligation to revise any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date such forward-looking statements are made.

Century Aluminum Company, Monterey, California
Michael Dildine
831-642-9364
mdildine@centuryca.com